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                     March 13, 2023

       David Foulkes
       Chief Executive Officer
       Brunswick Corporation
       26125 N. Riverwoods Blvd., Suite 500
       Mettawa, IL 60045-3420

                                                        Re: Brunswick
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 16,
2022
                                                            File No. 001-01043

       Dear David Foulkes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Ryan M. Gwillim